                                                          Exhibit No. EX-99.p.20

                        WINSLOW CAPITAL MANAGEMENT, INC.

                                 CODE OF ETHICS

                        Effective Date: February 1, 2005

     THE  DEFINITIONS  OF SOME OF THE  CAPITALIZED  TERMS  USED IN THIS  CODE OF
ETHICS ARE LISTED IN APPENDIX A.

1.   SCOPE OF CODE

     Winslow Capital  Management,  Inc. (the "Adviser") has established and will maintain and enforce  this Code of Ethics to set forth the  standards of conduct expected of Employees,  to require  compliance with the federal securities laws, and to uphold the Adviser's fiduciary duties. This Code of Ethics also addresses the personal  securities  trading  activities of Access  Persons in an effort to detect and prevent illegal or improper personal  securities  transactions.  This
Code of Ethics is intended to satisfy the  requirements  of Rule 17j-1 under the
Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940.

2.   STANDARDS OF BUSINESS CONDUCT FOR THE ADVISER AND ALL EMPLOYEES

A.   Preface

     The  reputation  and  success  of Winslow  Capital  Management,  Inc.  (the
"Adviser") require adherence to high ethical standards.  Employees should act in a manner that will serve the best  interests of the client and then the Adviser;
that will preserve  confidential  information;  and that will avoid conflicts of interest.  The  Adviser's  goal is to create  an  environment  in which  ethical behavior is actively thought about and practiced.

B.   Compliance with Federal Securities Laws

     The Adviser and all Employees  shall comply with all applicable  provisions of the  federal  securities  laws and the  regulations  related  to those  laws, including the Securities  Act of 1933, the Securities  Exchange Act of 1934, the
Investment  Advisers  Act of 1940,  the  Investment  Company  Act of  1940,  the
Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act (privacy), and the Bank Secrecy Act as it applies to funds and investment advisers  (anti-money laundering).  In connection  with providing  investment  management  services to
Clients, this includes prohibiting any activity which directly or indirectly:

     o    Defrauds a Client in any manner;
     o    Misleads a Client,  including making any statement that omits material facts;
     o    Operates or would operate as a fraud or deceit on a Client;
     o    Functions as a manipulative practice with respect to a Client; and
     o    Functions as a manipulative practice with respect to securities.

C.   Status as a Fiduciary

     The Adviser at all times shall  conduct its  business  consistent  with its status as a fiduciary  to its  Clients.  This means the Adviser has  affirmative duties of care,  loyalty,  honesty and good faith in connection  with all of its activities  for its Clients and must act in the best  interests  of its Clients.
This includes putting Client interests first at all times.

D.   Confidentiality of Information

     The Adviser and all Employees have a duty to ensure the  confidentiality of
Client  information,  including  Client  holdings,  transactions  and securities recommendations.  To ensure this duty is fulfilled, the Adviser has adopted this
Code of Ethics and the Policy  regarding  Protection of Non-Public  Information.
All Employees are required to adhere to the  provisions of these  policies.  All
Employees  are  also  prohibited  from   disclosing   confidential   information
concerning  the  Adviser,  including  any  trade  secrets  or other  proprietary information.

3.   SPECIFIC POLICIES APPLICABLE TO ALL EMPLOYEES

     Employees  must avoid  conflicts of interest in their personal and business activities.  A conflict  of  interest  exists  when an  employee  has a personal interest  in a  matter  that  may  be  inconsistent  or  incompatible  with  the employee's  obligation  to exercise  his or her best  judgment in pursuit of the interest of the Adviser and its Clients or where an outside activity  encroaches on the time an employee should devote to the affairs of the Adviser.

     When presented with a situation involving a potential conflict of interest, an employee  should ask:  Would public  disclosure  of the matter  embarrass the
Adviser or lead an outside  observer to believe  that a conflict  exists?  It is important to recognize that the appearance of a conflict of interest can be just as damaging to the  reputation  of the Adviser and the employee as the existence of an actual conflict.

     The sections that follow provide rules and guidance for specific situations in  which  the  possibility  of a  conflict  of  interest  is  present.  Certain activities must be strictly  avoided and others require approval before they can be undertaken.

A.  Employees  shall not accept any gift,  entertainment  or other thing of more than  nominal  value  (defined  as  less  than  $200)  from  any  broker-dealer, underwriter  or  placement  agent  that does  business  with or on behalf of any
Client.  Employees  shall not accept any gift,  entertainment  or other thing of more than nominal value from any vendor or service provider to the Adviser.  Any gifts where a possible  inference can be drawn that the gift could influence the
Employee in the  performance  of his or her duties for the  Adviser  must not be accepted.

B. Neither the Adviser nor  Employees  shall  provide  extravagant  or excessive gifts,  entertainment or other benefits to any Client, prospective client or any entity that does business with or on behalf of the Adviser.

C. Employees are generally prohibited from serving on the boards of directors of publicly  traded  companies.  An exception may be made only with the approval of the Chief Compliance Officer and only after such person has determined that such service is in the best interests of the Adviser and its Clients.  If an Employee is permitted  to serve as a director of a  publicly-traded  company  pursuant to this  section,  the  Adviser  shall  not  transact  in the  securities  of  such publicly-traded company.

D. Employees may not have other employment without prior written approval of the
Chief  Executive  Officer.  Employment  that  competes  with or  conflicts  with employment  by the Adviser is strictly  prohibited.  This  includes any position that:

     1.   Competes with a service or business provided by the Adviser;

     2.   Requires  activities  or services to be  performed  during the regular
          Adviser working hours (e.g. receiving phone calls, preparing reports);
          or,

     3.   Includes  providing services to the general public where the knowledge
          of  the  individual's   employment  with  the  Adviser  may  influence
          customers.

     Participation in an outside business  involves  responsibilities  and risks which  an  Employee  needs to be aware of and  needs to be  willing  to  assume.
Approval shall not imply that an Employee is serving at the direction or request of the Adviser.

E. The Adviser  recognizes  that certain  outside  activities  of Employees  are permissible and will not interfere with the Employee's duties to the Adviser and to Clients.  To ensure that such outside  activities  do not  conflict  with any duties to the Adviser or to Clients or otherwise harm the Adviser's  reputation, the Adviser requires that all Employees  disclose such outside activities at the inception of the activity and annually thereafter.  "Outside activities" include directorships  of  private  companies,  public/charitable  positions  (including holding a public  office)  and  fiduciary  appointments  (such as  executorship, trusteeship  or power of attorney)  other than with  respect to family  members.
Questions  regarding whether any outside activity conflicts with duties or harms the Adviser's  reputation must be promptly directed to and resolved by the Chief
Compliance Officer.

F. Any Employee who discovers a violation or apparent violation of the Code must promptly  report the matter to the Chief  Compliance  Officer.  Any Employee who discovers  that he or she has  violated  or  apparently  violated  the Code must promptly  report the matter to the Chief  Compliance  Officer.  All such reports will be  treated  confidentially  to the  extent  permitted  by law and  will be investigated  promptly  and  appropriately.  The Adviser  prohibits  retaliation against  individuals who report violation or apparent  violations of the Code in good faith and will treat any such  retaliation  as a further  violation  of the
Code.

G. The Adviser will provide this Code to all Employees  upon adoption and to all new  Employees  upon  employment.  All  Employees  must  certify  that they have received,  read and understand this Code,  recognize that they are subject to it and will comply with it. The form of certificate is attached to the Code.

H.  The  Adviser  will  provide  any  amendments  to the  Code  promptly  to all
Employees.  Similar certifications will be required for all such amendments. The form of certificate is attached to the Code.

I. On an annual basis, all Employees must certify that they have received,  read and understand  this Code,  recognize that they are subject to it, have complied with it during the period, and will comply with it going forward.

4.   SPECIFIC POLICIES APPLICABLE TO ALL ACCESS PERSONS

A. No Access  Person  shall  divulge  to any person  any  Client  holdings,  any recommendation  made to a Client,  or any  contemplated or completed  securities transactions  or  trading  strategies  of a Client,  except as  required  in the performance  of his or her duties and only to the extent such other person has a need to know such information to perform his or her duties.

B. An Access  Person  shall use his or her best  judgment  in giving  investment advice to  Clients  and shall not take into  consideration  his or her  personal financial situation or interests in doing so.

C. When engaging in a Personal  Securities  Transaction,  an Access Person shall place the interests of Clients first and avoid any actual or potential  conflict of  interest  or  abuse of his or her  position.  This  policy  is  designed  to recognize the fundamental principle that Access Persons owe their chief duty and loyalty to the Adviser and the Adviser's Clients.

     (1)  It  is  expected  that  an  Access  Person  who  becomes  aware  of an investment  opportunity that may be suitable for a Client account will present it for consideration in writing first to appropriate personnel of the Adviser before taking  advantage of the opportunity  himself or herself.

     (2)  No Access Person shall,  without prior written  approval,  sell out of the Access Person's personal account  Securities also held by a Client account  for which the  Access  Person  has  portfolio  management  or research responsibility.

     (3)  No  Access  Person  shall  short a  Security  in the  Access  Person's personal  account  if the  Security  is a long  position  in a  Client account  for which the  Access  Person  has  portfolio  management  or research responsibility.

     (4)  The  Adviser  strongly   recommends  that  Access  Persons  effect  no
          purchases  of any  securities  held in Client  accounts or  reasonably likely to be purchased for Client accounts in the near term.  Specific restrictions regarding personal trading are addressed in Sections 4E.

D. Before effecting a Personal  Securities  Transaction,  an Access Person shall notify the Chief  Compliance  Officer in  writing of the  proposed  transaction, including the amount of the  transaction  and the Security  involved.  The Chief
Compliance Officer after  investigation shall determine whether such transaction is consistent with the Code and shall promptly communicate such determination to the Access Person making the request. Transaction clearances must be obtained no more than two days  prior to making a  purchase  or sale of a  Security.  If the trade is not made within two days of the date of clearance, a new clearance must be  obtained.  Absent  extraordinary  circumstances,  no Access  Person shall be deemed to have violated the Code for effecting a Personal Securities Transaction if such Access Person has been advised by the Chief Compliance  Officer that the transaction  would be  consistent  with the Code.  The form  "Request  by Access
Person to Engage in Personal Securities Transaction" is attached to this Code.

E. The timing of Personal Securities Transactions shall be limited as follows:

     (1)  No Access Person shall engage in a Personal Securities  Transaction on a day during which the Adviser has a pending "buy" or "sell" order for the same Security until that order is executed or withdrawn.

     (2)  No Access  Person shall  PURCHASE a Security  for the Access  Person's personal account if the Access Person is responsible for PURCHASING or
          recommending   the  same  Security  for  Client  accounts  during  the
          following seven calendar days. This also applies to Access Persons who have actual  knowledge of any such intent to purchase or recommend the
          Security for Client accounts.

     (3)  No Access  Person  shall  SELL a  Security  from the  Access  Person's personal account until seven calendar days have elapsed since the most recent PURCHASE of that Security by Client accounts.

     (4)  No Access  Person shall  PURCHASE a Security  for the Access  Person's personal account until seven calendar days have elapsed since the most recent SALE of that Security from Client accounts.

     (5)  Access  Persons  are not  restricted  from  SELLING a Security  in the
          Access  Person's   personal  account  after  the  Client  account  has
          COMPLETELY  SOLD that  Security.  In the case of a  partial  sale in a
          Client account,  the Access Person must wait until seven calendar days have elapsed before selling that Security in their personal account.

     (6)  Access  Persons  shall not profit from the purchase and sale,  or sale and purchase, of the same (or equivalent) Securities within sixty (60)
          calendar days. The Chief Compliance  Officer may grant an exception to this  provision  in cases of personal  hardship  or other  appropriate circumstances.

F. When an Access Person engages in a Personal Securities Transaction the Access
Person  shall  direct that the  executing  broker  send a duplicate  copy of the confirmation to the Chief Compliance  Officer at the same time as it is provided to such  Access  Person.  Such  Access  Person  shall also direct such broker to provide duplicate copies of any periodic statements on any account maintained by such person that has records of such  Personal  Securities  Transactions  to the
Chief Compliance Officer.

G. Access  Persons  shall not engage in  excessive  trading  for their  personal securities  accounts.  Excessive  trading  personal  trading by an Access Person diverts such Access  Person's  attention  from the  responsibility  of providing services to Client  accounts and increases the  possibilities  for  transactions that are in actual or apparent conflict with Client  transactions.  This Code of
Ethics   does  not  define   "excessive   trading",   but  rather   leaves  such
determinations  to the  judgement of the Chief  Compliance  Officer based on the circumstances.  Access  Persons should be aware,  however,  that if their trades exceed  fifteen  (15) per quarter,  the trading  activity  will be  specifically reviewed for  excessiveness.

H. No Access  Person  shall  directly  or  indirectly  engage,  or  directly  or indirectly enable, assist or permit any other person to engage, in Late Trading,
Excessive  or Abusive  Trading or Market  Timing  with  respect to shares of any registered  open-end  investment  company  (mutual  fund),  whether  advised  or sub-advised by the Adviser or otherwise.

I. Access Persons shall not engage in any Personal Securities  Transactions that involve the purchase of Securities in an initial public offering. Investments in privately placed Securities shall be limited as follows:

     (1)  Access Persons shall not engage in any Personal Securities Transaction that involves a private  placement of  Securities  without the express prior approval of the Chief Compliance  Officer. In reviewing any such approval request,  the Chief Compliance Officer shall consider,  among other factors,  whether the investment  opportunity should be reserved for  Clients,  and whether  the  opportunity  is being  offered to the requesting  individual  by  virtue  of his or her  position  with  the
          Adviser.

     (2)  Access  Persons  who  have  a  Beneficial  Ownership  interest  in any
          Securities  obtained  through a private  placement shall disclose such interest to the Chief Compliance Officer if and when they become aware of or involved in any subsequent consideration of an investment in the same issuer for a Client account. In such case, the decision to invest in the  Securities  of such an issuer  for a Client  account  shall be subject to the review and approval of the Chief Investment Officer and reported to the Chief Compliance Officer.

J. The  provisions  of sections  4.D.,  4.E.  and 4.F.  above shall not apply to purchases or sales of securities which:

     (1)  Are effected in an account or in a manner over which the Access Person has no direct or indirect influence or control (e.g. transaction in an account  managed  on a  fully  discretionary  basis  by an  investment adviser or trustee);

     (2)  Are effected  pursuant to an automatic  investment  plan (a systematic dividend reinvestment, cash purchase, or withdrawal plan);

     (3)  Are  effected  in  connection  with the  exercise or sale of rights to purchase  additional  securities  from an issuer  and  granted by such issuer pro rata to all holders of a class of its securities;

     (4)  Are issued by the  government of the United States or, with respect to short-term debt securities, its agencies or instrumentalities,  or are bankers' acceptances, bank certificates of deposits, commercial paper, or shares of registered open-end  investment  companies (mutual funds)
          for  which the  Adviser  DOES NOT  provide  advisory  or  sub-advisory services;

     (5)  Are effected in connection  with the call by the issuer of a preferred stock or bond.

K. Access Persons must report all Personal Securities  Transactions in shares of registered  open-end  investment  companies (mutual funds) for which the Adviser provides advisory or sub-advisory services.

5.   ADDITIONAL  POLICIES,  PROCEDURES  AND  RESTRICTIONS  TO DETECT AND PREVENT
     INSIDER TRADING

A. Employees must ensure that Material  Non-Public  Information  remains secure, and must not divulge to any person any Material Non-Public  Information,  except in the performance of their duties.

B. No Employee who becomes an Insider shall engage in Insider  Trading on behalf of himself or herself or others. If an Insider learns of any Material Non-Public
Information,  he or she  shall  promptly  disclose  it to the  Chief  Compliance
Officer. The Chief Compliance Officer shall promptly notify all Employees of the
Adviser to  abstain  (and to use their best  efforts  to cause  their  Immediate
Family  Members to abstain) from all trading in the  applicable  security.  This prohibition on trading shall apply until the Chief  Compliance  Officer notifies the  Employees  that the Material  Non-Public  Information  has become public or otherwise has ceased to be Material  Non-Public  Information.  The Insider shall not disclose or divulge such Material Non-Public  Information,  or the fact that
Material Non-Public Information exists, to any other person.

C.  Questions   regarding   whether  any  information  is  Material   Non-Public
Information must be promptly directed to the Chief Compliance Officer.

6.   ACCESS PERSON REPORTING REQUIREMENTS

A.   Initial Holdings Report; Annual Holdings Report

     Each Access  Person must  provide an initial  holdings  report to the Chief
Compliance Officer within 10 days of becoming an Access Person and thereafter on an annual basis. The form of the report is attached to this Code. Access Persons need not report  holdings that are not  "Securities" as defined in Appendix A of this Code.

B.   Quarterly Personal Trading Report

     No later than 30 days after the end of each calendar  quarter,  each Access
Person must file a personal  trading report with the Chief  Compliance  Officer.
The form of the report is attached to this Code. The report must provide details of all  transactions  during  the  quarter in any  Security  in which the Access
Person has, or by reason of any transaction acquired,  any Beneficial Ownership.
THE REPORT MUST ALSO PROVIDE  DETAILS  CONCERNING  ALL  TRANSACTIONS  DURING THE
QUARTER IN ANY MUTUAL  FUNDS  HELD BY THE  ACCESS  PERSON FOR WHICH THE  ADVISER
PROVIDES  ADVISORY  OR  SUB-ADVISORY  SERVICES.  If no  reportable  transactions occurred  during  the  quarter,  the report  must say so.  The Chief  Compliance
Officer must review, initial and date the personal trading report of each Access
Person before filing it.

     An Access Person is NOT required to submit a report with respect to:

     (1)  holdings that are not "Securities" as defined in this Code;
     (2)  securities held in accounts over which the Access Person had no direct or indirect influence or control; nor
     (3)  transactions  effected  pursuant to an automatic  investment  plan.

C. Confidential Treatment

     The  Adviser  shall  maintain  all  holdings  and  transaction  reports  in confidence,  except  to the  extent  necessary  to  implement  and  enforce  the provisions  of the  Code  or to  comply  with  valid  requests  from  regulatory authorities.

7.   ENFORCEMENT AND SANCTIONS

A.   Process and Responsibility

     The Chief Compliance Officer has the primary responsibility for determining whether  violations  of the Code have occurred and if so, for  recommending  any
sanctions  with  respect  to  violations.   The  ultimate   responsibility   for
determining  sanctions shall rest with the Adviser's Board of Directors.  If the alleged violator is the Chief Compliance Officer, the matter must be reported to the Chief Executive  Officer,  who shall have  responsibility  for enforcing the
Code and determining any sanctions.

     The Adviser shall maintain a written record of all such  violations and any action taken as a result.

     A violator of the Code may be terminated,  suspended,  reduced in salary or position or  sanctioned  in any other manner in the  discretion of the person or persons enforcing the Code. In determining appropriate sanctions,  the person or persons  enforcing  the  Code may  consider  any  factors  they  deem  relevant, including,  without limitation:  (i) the degree of willfulness of the violation;
(ii) the  severity  of the  violation;  (iii) the  extent,  if any, to which the violator  profited or benefited from the violation;  (iv) the adverse effect, if any, of the violation on any Clients;  (v) the market value and liquidity of the class of securities  involved in the violation;  (vi) the prior  violations,  if any, of this Code by the violator;  (vii) the  circumstances of discovery of the violation;  and  (viii)  if the  violation  involved  the  purchase  or  sale of securities in violation of the Code, (a) the price at which the purchase or sale was made, and (b) the violator's  justification  of making the purchase or sale, including  the  violator's  tax  situation,  the extent of the  appreciation  or depreciation of the securities involved, and the period the securities have been held.

     In addition  to  sanctions,  violations  may result in referral to civil or criminal authorities where appropriate.

B.   Opportunity to Respond

     A person charged with a violation of the Code shall have the opportunity to appear  before the person or  persons  enforcing  the Code and to respond to all charges, orally or in writing.

8.   RESPONSIBILITIES OF CHIEF COMPLIANCE OFFICER RELATED TO PERSONAL TRADING

A.   Initial Holdings Report; Annual Holdings Report

     The Chief  Compliance  Officer  shall  review and  maintain all initial and annual  holdings  reports.  Completion  of the review  shall be indicated on the report  itself and shall  involve such  considerations  as the Chief  Compliance
Officer deems necessary to enforce the provisions and intent of this Code.

B.   Quarterly Personal Trading Reports

     The Chief  Compliance  Officer  shall  review and  maintain  all  quarterly transaction  reports.  Completion of the review shall be indicated on the report itself and shall involve such  considerations  as the Chief  Compliance  Officer deems necessary to enforce the provisions and intent of this Code.

C.   Pre-Clearance

     The Chief  Compliance  Officer shall review and approve or  disapprove  all
Access Person requests to pre-clear securities  transactions.  Such review shall involve such  considerations as the Chief Compliance  Officer deems necessary to enforce  the  provisions  and  intent of this  Code.  With  respect  to  private placements, the Chief Compliance Officer shall specifically document the reasons for approving or disapproving the request.

D.   Violations or Suspected Violations

     If the Chief  Compliance  Officer becomes aware of a violation or suspected violation of the Code as a result of such review,  the Chief Compliance  Officer shall take the necessary steps to enforce the provisions of the Code,  including consulting with outside counsel.

E.   Review of Chief Compliance Officer Reports and Requests

     To  the  extent  the  Chief   Compliance   Officer  submits   holdings  and
transactions  reports,  and  pre-clearance  requests  pursuant  to this  Code of
Ethics,  such  reports and  requests  will be  reviewed  by the Chief  Executive
Officer  who shall act as the "Chief  Compliance  Officer"  under this Code with respect to all such reports and requests.

F.   Delegation

     The  Chief   Compliance   Officer  may  delegate   certain   administrative
responsibilities  under this Code of Ethics.  The Chief Compliance Officer shall retain ultimate  responsibility,  however, for the administration of the Code of
Ethics.

9.   OTHER RESPONSIBILITIES OF THE CHIEF COMPLIANCE OFFICER

A.   Administrative

     o    Ensure all Employees receive a copy of the Code of Ethics and sign the certification  on an  initial  and  annual  basis,  as well as for any amendments to the Code of Ethics.
     o    Determine  whether an Employee  has Material  Non-Public  Information, with such  assistance as may be required.  Further,  upon  determining that an Employee possesses Material  Non-Public  Information,  enforce the provisions of this Code.
     o    Receive  reports of violations  and suspected  violations of the Code, investigate  them promptly,  with such  assistance as may be required, and determine whether a violation has occurred.
     o    Review  the  operation  of the  Code on at least  an  annual  basis to determine its adequacy and the effectiveness of its implementation.
     o    Update the Code of Ethics as necessary or  appropriate in the event of compliance  issues,  changes in the Adviser's  business  activities or regulatory developments.

B.   Records Required To Be Kept for Six Years (minimum two years on-site)

     o    All initial and annual holdings reports
     o    All quarterly personal trading reports
     o    A copy of the Code of Ethics  currently  in  effect  and any that have been in effect within the past six years
     o    A record  of any  violation  of the Code of Ethics  and of any  action taken as a result of the violation
     o    All written acknowledgements of the Code of Ethics for each person who is  currently,  or  within  the past six years  was,  an  employee  or supervised person of the Adviser
     o    A list of  persons  who are  currently,  or within  the past six years were, Access Persons
     o    All records documenting the annual review of the Code of Ethics
     o    All records of pre-clearance requests and the responses thereto
     o    All records of any approval of investments in private placements

C.   Annual Report to the Board of Directors

Each year the Compliance Officer shall prepare an annual report to the Adviser's
Board of Directors that:

     (1)  Summarizes existing  procedures  concerning personal investing and any changes in the procedures made during the past year;

     (2)  Identifies  any material Code or procedure  violations,  including any violations requiring significant remedial action during the past year;
          and

     (3)  Identifies  any  recommended  changes  in  existing   restrictions  or
          procedures  based  upon the  Adviser's  experience  under this Code of
          Ethics,  evolving  industry  practices,  or developments in applicable laws or regulations.

                                   APPENDIX A

                                   DEFINITIONS

     "Access Person" means any Employee who
          o    has  access  to  nonpublic  information  regarding  any  Clients'
               purchase or sale of securities or nonpublic information regarding the portfolio  holdings of any fund the Adviser or its affiliates manage, or
          o    recommends securities for Client accounts, or
          o    has access to securities recommendations for Client accounts that are nonpublic.

Any Employee  who is also a director or officer of the Adviser is also  presumed to be an Access Person.

     "Beneficial  Ownership" of a security means a direct or indirect "financial interest" in the security.  This means the opportunity,  directly or indirectly, to profit or share in any profit derived from a transaction in the security.  In addition to obvious instances of Beneficial Ownership, Beneficial Ownership by a
person  includes,  without  limitation,   the  following  examples:   securities
Beneficially  Owned by  Immediate  Family  Members of the person (a  presumption rebuttable by evidence to the contrary); securities held by a trust in which the person is a beneficiary; securities held by a partnership in which the person is a general partner or, in some circumstances, owned by a corporation in which the person is a shareholder; securities held in a portfolio from which the person is entitled  to a  performance-related  fee  (subject to limited  exceptions);  and securities  held  by  another  person  or  entity  pursuant  to  any  agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

     "Client" means any person or entity for whom or which the Adviser serves as an  "investment  adviser"  within  the  meaning  of  Section  202(a)(11)  of the
Investment  Advisers  Act of 1940,  as  amended,  and the rules and  regulations thereunder.

     "Chief  Compliance  Officer" means the person  designated by the Adviser to serve as Chief Compliance Officer pursuant to Rule 206(4)-7.

     "Employees"  include all  directors,  officers and employees of the Adviser and any other person who provides advice on behalf of the Adviser and is subject to the Adviser's  supervision  and control.  It is intended that this definition reflect  the concept of  "Supervised  Persons"  set forth  under the  Investment
Advisers Act of 1940.

     "Excessive or Abusive Trading" means effecting purchases or sales of shares in a registered open-end  investment company (mutual fund) with a frequency,  or otherwise  in a manner  (including  seeking to profit  from  differences  in the timing  of  valuation  of  foreign  securities  held  in the  fund's  investment portfolio),  that  is  likely  to be  detrimental  to  the  interests  of  other shareholders  in the fund,  regardless  of whether such  purchases and sales are effected for purposes of market timing or otherwise.

     "Immediate  Family  Member"  of a  person  includes  the  person's  spouse, children  under the age of 25 years  residing with the person,  and any trust or estate in which the person or any other Immediate Family Member has a Beneficial
Ownership interest.

     "Insider"  means the Adviser,  an Employee of the Adviser and any Immediate
Family Member of the Employee. In addition, a person is an Insider if the person enters into a special confidential relationship in the conduct of the affairs of the Adviser and as a result is given access to Material Non-Public  Information.
Examples  include,  without  limitation,  accountants,   consultants,  advisers,
attorneys, bank lending officers and the employees of such organizations.

     "Insider Trading" means the use of Material Non-Public Information to trade in a  security  (whether  or not  one is an  Insider)  or the  communication  of
Material Non-Public  Information to others. While the meaning of the term is not static,  Insider  Trading  generally  includes:  (a) trading in a security by an
Insider, while in possession of Material Non-Public Information;  (b) trading in a security by a person who is not an Insider,  while in  possession  of Material
Non-Public  Information,  where such  information  either was  disclosed  to the person  in  violation  of an  Insider's  duty  to keep  it  confidential  or was misappropriated;  and (c) communicating  Material Non-Public  Information to any person, who then trades in a security while in possession of the information.

     "Late Trading" means effecting purchases or sales of shares in a registered open-end  investment  company  (mutual fund) after its net asset value per share has been determined  (typically  following the 4:00 p.m. close of normal trading on the New York Stock  Exchange) at such  previously-determined  net asset value per share.

     "Material Non-Public Information" For purposes of this policy,  information
is  "material"  if  it  has  "market   significance"  in  the  sense  that  such
information,  if  disclosed,  would be likely to affect the market  price of any outstanding  securities  or  would  be  likely  to be  considered  important  by reasonable investors in determining whether to purchase or sell such securities.
Information  should  be  deemed  "non-public"  when  it is not  yet  in  general circulation or when the possessor  knows or should know that the  information is only available to "insiders".  To show that information is public, one should be able to point to some  fact  demonstrating  that the  information  is  generally available, e.g., by disclosure in a press release or public filing.

     Although  issuers are  generally  prohibited  from  selectively  disclosing material non-public information, disclosure of such information may occur in the context  a of a  formal  or  informal  meeting  with a  company  representative.
Material  non-public  information may be in the possession of a service provider to the issuer,  such as a lawyer,  accountant,  investment banker or consultant.
Such  information  may also be in the  possession  of friends or relatives of an issuer's  employees  or  service  providers.  A person's  relationship  with the company is not determinative of whether that person possesses material nonpublic information.  RATHER,  IT IS THE NATURE OF THE  INFORMATION  ITSELF THAT MUST BE
EXAMINED. IF THE INFORMATION POSSESSED BY AN INDIVIDUAL SATISFIES THE DEFINITION
OF MATERIAL  NON-PUBLIC  INFORMATION SET FORTH ABOVE,  THAT  INFORMATION MUST BE
KEPT  CONFIDENTIAL  AND  MAY  NOT BE THE  BASIS  FOR  ANY  SECURITIES  OR  OTHER
TRANSACTIONS RELATED TO THE INFORMATION.

     Although it is not  possible to identify in a policy all  information  that could be deemed  "material",  some  examples  relating to issuers  would include earnings, dividend actions, mergers and acquisitions,  major discoveries,  major new  products,  significant  achievements  or  failures  in  research or testing activities,  major personnel changes,  labor negotiations,  price changes, major marketing changes, government investigations or significant litigation.

     For purposes of this policy,  the prohibition on transactions  based on the possession  of material  non-public  information  includes  transactions  in all securities and other instruments while in the possession of material  non-public information  relevant to the transaction.  This includes  transactions in equity
securities   and   debt   securities,   including   municipal   securities   and
government-issued securities.

     "Market  Timing"  means  effecting  the purchase and sale,  or the sale and purchase, of the same (or equivalent) shares in a registered open-end investment company  (mutual  fund) within a thirty (30) day period with a view to profiting from short-term movements in the securities markets,  regardless of whether such purchases and sales violate the market timing policies of the fund.

     "Personal  Securities  Transaction"  means a  transaction  in a security in which a person  has or  thereby  acquires  Beneficial  Ownership.  A  person  is considered to be "engaging in" or "effecting" a Personal Securities  Transaction if the person,  directly or  indirectly,  directs,  participates  in or receives advance notification or advice regarding such transaction.

     "Security"  means  (except as set forth  below) any note,  stock,  treasury stock, security future, bond, debenture,  evidence of indebtedness,  certificate of interest or participation in any profit-sharing  agreement,  collateral-trust certificate,  preorganization  certificate or subscription,  transferable share, investment  contract,  voting-trust  certificate,  certificate  of deposit for a security,  fractional  undivided  interest in oil, gas, or other mineral rights, any put,  call,  straddle,  option,  or privilege  on any security  (including a certificate  of deposit) or on any group or index of securities  (including  any interest  therein or based on the value  thereof),  or any put, call,  straddle, option, or privilege entered into on a national  securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a
"security",  or any certificate of interest or  participation  in,  temporary or interim  certificate  for,  receipt  for,  guaranty  of, or  warrant or right to subscribe to or purchase any of the foregoing.

"Security" does not include:

          o    Direct obligations of the Government of the United States;
          o    Bankers'  acceptances,  bank certificates of deposit,  commercial paper and high quality  short-term  debt  instruments,  including repurchase agreements;
          o    Shares issued by money market funds;
          o    Shares issued by open-end mutual funds NOT advised or sub-advised by the Adviser; and
          o    Shares  issued  by  unit  investment  trusts  that  are  invested exclusively in one or more open-end funds.

                        WINSLOW CAPITAL MANAGEMENT, INC.
                        HOLDINGS REPORT OF ACCESS PERSONS

     Please  indicate  below  whether this is an Initial  Holdings  Report or an
Annual Holdings Report.

                            ____ Initial ____ Annual

     You must submit this Report to the Chief Compliance  Officer not later than
10 days after you become an Access  Person and  thereafter no later than January
31st of each  year.  You  should  carefully  review  the Code of  Ethics  before completing the Report.  Capitalized  terms in this Report have the same meanings as  defined  in the  Code of  Ethics.  PLEASE  DIRECT  QUESTIONS  REGARDING  THE
COMPLETION OF THIS REPORT TO THE CHIEF COMPLIANCE OFFICER.

     o    You need not include securities  holdings that are not "Securities" as defined in the Code.

     o    If you  have  no  reportable  securities  holdings,  put an "X" in the
          following box |_|, and skip to the Brokerage Accounts section.

     o    Set  forth  the  following  information  with  respect  to  reportable securities holdings in which you have any Beneficial Ownership:**

                                  Number of
                                  Shares or
     Title and Exchange Ticker/   Principal     Type of      Broker, Dealer
                CUSIP              Amount       Security    or Bank Involved
--------------------------------------------------------------------------------

         (IF YOU NEED ADDITIONAL SPACE, PLEASE ATTACH ADDITIONAL PAGES.)

     Brokerage  Accounts.  The NAMES of any  broker,  dealer or bank with whom I maintain  an account in which my  securities  are held for my direct or indirect benefit are as follows:

     The answers to the foregoing  (including any attached  statements) are true and  correct  to the  best of my  information  and  belief  and the  information supplied  is current  as of a date no more than 45 days  before the date of this submission.

                                            __________________________________
                                            Name of Access Person

Dated: _______________________, _______     __________________________________
                                            Signature of Access Person

                        WINSLOW CAPITAL MANAGEMENT, INC.
                        HOLDINGS REPORT OF ACCESS PERSONS

(Continued)

Name of Access Person:__________________________________

Date Submitted:___________________________________

** Alternatively,  you may attach  broker-dealer or other statements  reflecting these holdings as long as the statements contain all the information required by this Report. If you attach  statements,  write "See attached  statements" on the face of the Report.

Chief Compliance Officer Initials: ___________               Date: ____________

                        WINSLOW CAPITAL MANAGEMENT, INC.
                 QUARTERLY TRANSACTION REPORT OF ACCESS PERSONS
              (for the Quarter Ended __________________, ________)

     You must submit this Report to the Chief Compliance  Officer not later than
30 days after the end of each calendar quarter.  You should carefully review the
Code of Ethics before  completing the Report.  Capitalized  terms in this Report have the same meanings as defined in the Code of Ethics. PLEASE DIRECT QUESTIONS
REGARDING THE COMPLETION OF THIS REPORT TO THE CHIEF COMPLIANCE OFFICER.

     o    You need not include transactions of the type described in Section 6.B of the Code or involving securities other than "Securities" as defined in this Code.

     o    If you had no reportable  transactions during the quarter,  put an "X"
          in the  following  box  |_|,  and skip to the New  Brokerage  Accounts
          section.

     o    If you  wish  to make a  statement  that  this  Report  should  not be construed as an admission that you have any Beneficial  Ownership in a security listed in the Report,  please put an asterisk (*) next to the reported transaction(s) in that Security.

     o    Set  forth  the  following  information  with  respect  to  reportable transactions  during the quarter in any security in which you have, or by reason of such transaction  acquired,  any Beneficial  Ownership in the security:**

   Date of Transaction/     Number of     Nature of
      Name of Issuer/       Shares or    Transaction
   Title or Description     Principal    (purchase,        Unit    Total      Broker, Dealer
        of Security          Amount      sale or other)   Price   Price     or Bank Involved
------------------------------------------------------------------------------------------------

         (IF YOU NEED ADDITIONAL SPACE, PLEASE ATTACH ADDITIONAL PAGES.)

     New Brokerage Accounts. During the quarter referred to above, I established the following  accounts in which  securities were held during the quarter for my direct or indirect benefit:

         Name of Broker, Dealer or Bank              Date Account was Established

     The answers to the foregoing  (including any attached  statements) are true and correct to the best of my information and belief.

                                                 ______________________________
                                                 Name of Access Person

Date: ____________________________, _________    ______________________________
                                                 Signature of Access Person

                        WINSLOW CAPITAL MANAGEMENT, INC.
                 QUARTERLY TRANSACTION REPORT OF ACCESS PERSONS

(Continued)

Name of Access Person:__________________________________

For Quarter Ended:_____________________________________

** Alternatively,  you may attach  broker-dealer or other statements  reflecting those  transactions  as  long as the  statements  contain  all  the  information required  by  this  Report.  If  you  attach  statements,  write  "See  attached statements" on the face of the Report.

Chief Compliance Officer Initials:   ____________             Date: ____________

Chief Executive Officer Initials:    ____________             Date: ____________

                        WINSLOW CAPITAL MANAGEMENT, INC.

                            REQUEST BY ACCESS PERSON
                  TO ENGAGE IN PERSONAL SECURITIES TRANSACTION

     I hereby request permission to effect a Personal Securities Transaction, as indicated  below,  for my  own  account  or  other  account  in  which  I have a
Beneficial Ownership interest. (IF NECESSARY,  USE APPROXIMATE DATES AND AMOUNTS
OF PROPOSED PERSONAL SECURITIES TRANSACTION.)

Record Owner of Account: ____________________________________________________
Relationship to Access Person: _________________________________________________
Proposed Date of Transaction: ______________________, 20__

                              PROPOSED TRANSACTION

Name of Issuer/
Title or Description of Security Name: _________________________________

Ticker:______________________________

Type of Transaction:                BUY     or       SELL **

** If Sale, date acquired:_________________________________
Access Persons shall not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty (60) calendar days.

Number or Shares: _______________________

Unit Price:       _______________________

Is this an Initial Public Offering:                  YES      NO

To be Executed by Broker Dealer:_______________________________________-

     I am familiar with and agree to abide by the  requirements set forth in the
Code of Ethics and particularly  with the following (I understand and agree that capitalized  terms used herein  without  definition  shall have the same meaning herein as is assigned to them in the Code of Ethics):

1.   In the case of a purchase of  Securities,  I agree that I will not sell the same (or  equivalent)  Securities for a minimum of sixty days from the date of the purchase transaction.

2.   I am aware that except in limited circumstances, it shall be a violation of the Code of Ethics if the Adviser  purchases or sells the same  security in
     Client  accounts  within  seven  (7) days  preceding  or  subsequent  to my transaction.

                        WINSLOW CAPITAL MANAGEMENT, INC.

                            REQUEST BY ACCESS PERSON
                  TO ENGAGE IN PERSONAL SECURITIES TRANSACTION

                                    CONTINUED

Dated:_____________________ , 20____.       ____________________________________
                                            Signature of Access Person

                                            ____________________________________
                                            Name of Access Person

--------------------------------------------------------------------------------

                  |_| PERMISSION GRANTED |_| PERMISSION DENIED

Dated: __________________________                   Time: __________________

Approval Period: ______________________________________

                                    ______________________________________
                                    Signature of Chief Compliance Officer

                        WINSLOW CAPITAL MANAGEMENT, INC.

                        ACKNOWLEDGMENT OF CODE OF ETHICS

     Please indicate below whether this is an initial acknowledgement, an annual acknowledgement or an acknowledgement of an amended Code of Ethics.

____  Initial               ____ Annual                      ____ Amended

     YOU MUST  REVIEW  THE  ADVISER'S  CODE OF  ETHICS  BEFORE  COMPLETING  THIS
ACKNOWLEDGMENT.  TERMS  DEFINED IN THE CODE OF ETHICS HAVE THE SAME  MEANINGS IN
THIS  ACKNOWLEDGMENT.  YOU MUST GIVE THIS  ACKNOWLEDGMENT  DIRECTLY TO THE CHIEF
COMPLIANCE OFFICER.

For the initial and annual acknowledgements, please complete the following as of the date below:

1. Do you  participate  in outside  activities  (as discussed in the Code of the
Ethics)?

         YES _________              NO  _________

If YES, please describe:

Name of Organization                                   Position

2. Do you or any of your immediate family members (including  spouses,  parents, children,  or  siblings)  serve  as  a  Director,  Officer,  Trustee  or  Audit,
Compensation or Nominating  Committee  Member for any publicly traded company or business entity?

         YES _________              NO  _________

If YES, please describe:

3.  Do you or any of your  immediate  family  members  hold  Advisory  Committee positions of any business  entity  where the members of the  committee  have the ability or authority to affect or influence the selection of investment managers or the selection of the investment of the entity's operating, endowment, pension or other funds?

         YES _________              NO  _________

If YES, please describe:

4. Do you or any of your immediate family members hold positions on the Board of
Directors,  Trustees or any Advisory  Committee  of a Client of Winslow  Capital
Management,  Inc. or any potential client who is actively  considering  engaging
Winslow Capital Management, Inc.'s investment advisory services?

         YES _________              NO  _________

If YES, please describe:

5. During the twelve  (12) month  period  ended  December  ___________,  did you receive any gifts  (valued at $200 or more) from,  or make any gifts to, any one doing  business  with  Winslow  Capital  Management,  Inc.,  other than gifts of nominal value?

          YES _________              NO  _________

If YES, please describe:

     I, THE  UNDERSIGNED,  HEREBY  REPRESENT  AND CERTIFY THAT I HAVE  RECEIVED,
READ,  UNDERSTOOD AND WILL COMPLY WITH THE CODE OF ETHICS AND UNDERSTAND  THAT I
AM SUBJECT TO THE CODE.

     IF THIS IS AN ANNUAL CERTIFICATION,  I FURTHER REPRESENT AND CERTIFY THAT I
HAVE COMPLIED WITH THE CODE DURING THE PRECEDING YEAR AND THAT

     |_| During the year ended December 31, _______,  I was not in possession of information which appeared to be material non-public information.

                                       OR

     |_| During the year ended  December 31,  _______,  I was in  possession  of information  which  appeared  to be  material  non-public  information  AND reported all such information as required by the Code of Ethics.

     PLEASE DIRECT QUESTIONS  REGARDING THE COMPLETION OF THIS ACKNOWLEDGMENT TO
THE CHIEF COMPLIANCE OFFICER OF WINSLOW CAPITAL MANAGEMENT, INC.

                                               _________________________________
                                               Name of Employee

Dated: ______________________, _______         _________________________________
                                               Signature of Employee